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                                                                  Exhibit (a)(8)

OFFERING CIRCULAR

       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

                             PINNACLE SYSTEMS, INC.

                     Up to 7,340,000 shares of common stock

                  PINNACLE SYSTEMS, INC. 1996 STOCK OPTION PLAN

     We are offering up to 7,340,000 shares of our common stock pursuant to our 1996 Stock Option Plan. The plan is summarized beginning on page 1 of this offering circular under the heading "Description of the 1996 Stock Option Plan." This offering circular covers the shares of our common stock that we may issue under the plan, including any additional shares we may issue as a result of any stock dividend, stock split, recapitalization or other similar change in our common stock.

     Our common stock is traded on The Nasdaq National Market under the symbol "PCLE."

                                   ----------

     We have not authorized anyone to give any information or to make any representations concerning the offering of our common stock except the information and representations which are in this offering circular, or which are referred to under the heading "Where You Can Find More Information" beginning on page 10 of this offering circular. If anyone gives or make any other information or representation, you should not rely on it. This offering circular is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. This offering circular is not an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this offering circular, or any sale of common stock, as an indication that there has been no change in our affairs since the date of this offering circular. You should also be aware that the information in this offering circular may change after this date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

             The date of this offering circular is November 16, 2001.


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                                TABLE OF CONTENTS
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INFORMATION ABOUT PINNACLE SYSTEMS, INC ........................................    3

DESCRIPTION OF THE 1996 STOCK OPTION PLAN ......................................    3
  General Information ..........................................................    3
  Shares Available for Grant and Adjustments to the Number of Shares ...........    3
  Eligibility to Participate in the Plan .......................................    4
  Types of Options That May be Granted Under the Plan ..........................    4
  How to Exercise Options You Receive Under the Plan ...........................    5
  Determination of Exercise Price ..............................................    5
  When You May Exercise Your Options and When Your Options Lapse ...............    6
  Non-Transferability of Options ...............................................    7
  No Rights as Shareholder; Your Status as an Option Holder ....................    7
  Administration of the Plan; Amendment or Termination of the Plan .............    7
USE OF PROCEEDS ................................................................    8

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ..................................    8
  Incentive Stock Options - United States Taxpayers ............................    8
  Non-Qualified Stock Options - United States Taxpayers ........................   10
  Income Tax Rates on Capital Gain and Ordinary Income - United States
   Taxpayers....................................................................   10
  Foreign Taxes ................................................................   11

STATUS OF THE 1996 STOCK PLAN ..................................................   11

RESALE OF SHARES ...............................................................   11

WHERE YOU CAN FIND MORE INFORMATION ............................................   12
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                    INFORMATION ABOUT PINNACLE SYSTEMS, INC.

     Pinnacle Systems, Inc., a California corporation, is the issuer of the shares of common stock covered by this offering circular. Our principal office is located at 280 N. Bernardo Avenue, Mountain View, California 94043. Our telephone number is (650) 526-1600. Except where the context otherwise requires, any reference to "we," "us" or "our company" means Pinnacle Systems, Inc. and our direct and indirect subsidiaries, as defined by the plan.

                    DESCRIPTION OF THE 1996 STOCK OPTION PLAN

GENERAL INFORMATION

     The Pinnacle Systems, Inc. 1996 Stock Option Plan is intended to provide an incentive to, and to encourage the ownership of our stock by, our directors, officers, employees and consultants. The description of the plan that follows merely summarizes the terms of the plan. This summary is subject to the provisions of the plan itself. You may obtain a copy of the plan and information regarding the plan and its administration from Melanie Sherk at the address listed above under the heading "Information About Pinnacle Systems, Inc." Ms. Sherk's telephone number is (650) 526-1600. The plan governs your rights, not these summary descriptions.

SHARES AVAILABLE FOR GRANT AND ADJUSTMENTS TO THE NUMBER OF SHARES

     A total of 7,340,000 shares may be issued pursuant to options awarded under the plan. If any options terminate, expire or are surrendered unexercised, the underlying shares may be again awarded under the plan. Shares actually issued under the plan, upon exercise of an option, will not be returned to the plan and will not become available for future grant.

     The plan contains provisions that provide for adjustments upon the occurrence of certain events, such as a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt by us of consideration. These provisions may result in adjustments to:

     . the number of shares of common stock covered by each outstanding option,

     . the number of shares of common stock authorized for issuance under the plan but as to which no options have yet been granted or which have been returned to the plan upon cancellation or expiration of an option, and

     .  the price per share of common stock covered by each outstanding option.

     In the event of our proposed dissolution or liquidation, the Administrator will notify you as soon as practicable prior to the effective date of such proposed transaction. The Administrator, in its discretion, may provide you with the right to exercise your option as to all or any part of the optioned stock, including shares of common stock that would not otherwise be exercisable, until ten

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days prior to such proposed transaction. To the extent it has not been previously exercised, your option will terminate as of the date immediately prior to the consummation of such proposed transaction.

     In the event of our merger with or into another corporation, or the sale of substantially all of our assets, your option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If, in such event, the option is not assumed or substituted, you will have the right to exercise your option as to all of the optioned stock, including shares of common stock that would not otherwise be exercisable. In such event, the Administrator will notify you that your option will be fully exercisable for a period of fifteen days from the date of such notice, and your option will terminate upon the expiration of such period.

ELIGIBILITY TO PARTICIPATE IN THE PLAN

     We may grant non-qualified stock options to directors, employees and consultants. We may grant incentive stock options only to employees. Our board of directors or any of its committees determines which directors, employees and consultants will receive stock options. We refer to the board of directors or any of its committees, as applicable, in this offering circular as the "Administrator."

TYPES OF OPTIONS THAT MAY BE GRANTED UNDER THE PLAN

     We may grant optionees either incentive stock options or non-qualified stock options. An incentive stock option is a stock option that qualifies for special tax treatment pursuant to Section 422 of the U.S. Internal Revenue Code of 1986, as amended. A non-qualified stock option is a stock option that does not qualify for special tax treatment pursuant to Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

     The maximum aggregate fair market value (determined as of the date of grant) of our common stock covered by an incentive stock option and any previously granted incentive stock options awarded under any plans exercisable for the first time during any calendar year may not exceed $100,000. Any excess options will be treated as non-qualified stock options.

     Effective as of this date, no employee may be granted in any fiscal year stock options to purchase more than 800,000 shares; provided, however, that in connection with initial employment, he or she may be granted stock options to purchase up to an additional 400,000 shares which will not count against such limitation. The foregoing limitations will be adjusted appropriately in connection with any change in our capitalization as described under the heading "Shares Available for Grant and Adjustments to the Number of Shares" beginning on page 1. If an option is cancelled in the same fiscal year in which it was granted (other than in connection with a transaction described under the heading "Shares Available for Grant and Adjustments to the Number of Shares"), the cancelled option will be counted against the limits described in this paragraph. For this purpose, if the exercise price of an option is reduced, the transaction will be treated as a cancellation of the stock option and the grant of a new option.

                                      -4-

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HOW TO EXERCISE OPTIONS YOU RECEIVE UNDER THE PLAN

     You are not required to exercise any stock option that you receive under the plan. Should you elect to exercise any of the stock options you receive under the plan, you must give us written or electronic notice in accordance with your stock option agreement stating the number of shares (in whole shares) for which the stock option is being exercised accompanied by the payment in full of the exercise price. You may pay the exercise price in one of eight ways, as determined by the Administrator:

     .  by delivery of payment in cash,

     .  by delivery of payment in check,

     .  by delivery of payment by promissory note.

     . by delivery of shares of our common stock that you have owned for more than six months on the date of the exercise, having a fair market value on the date of exercise equal to the exercise price,

     . by a reduction in the amount of any of our liabilities to you, including any liability attributable to your participation in any of our deferred compensation program or arrangement,

     . by delivery of consideration received under a cashless exercise program we implemented in connection with the plan,

     .  by delivery of a combination of the foregoing methods of payment, or

     . by delivery of such other consideration and method of payment for the issuance of common stock to the extent permitted by applicable laws.

DETERMINATION OF EXERCISE PRICE

     The exercise price for incentive stock options and non-qualified stock options you receive under the plan is set by the Administrator, but will not be less than 100% of the fair market value of our common stock on the date we grant your stock option (110% for incentive stock option awards to optionees who own more than 10% of the total combined voting power of all classes of our securities.)

     As long as our common stock is listed on any established stock exchange or a national market system, the fair market value of our common stock will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination. If our common stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value will be the mean

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between the high bid and low asked prices for our common stock on the last market trading day prior to the time of determination. In the absence of an established market for our common stock, the fair market value of our common stock will be determined in good faith by the Administrator.

     In the case of a merger or other corporate transaction, another per share exercise price may be used.

WHEN YOU MAY EXERCISE YOUR OPTIONS AND WHEN YOUR OPTIONS LAPSE

     The Administrator determines when you may exercise the stock options granted under the plan, along with certain other aspects of the stock options you may receive under the plan, as described more fully under the heading "Administration of the Plan; Amendment or Termination of the Plan" beginning on page 5 below.

     Each option is evidenced by a stock option agreement between our company and the directors, officers, employees and consultants to whom such option is granted and is subject.

     The term of each option will not be more than ten years from the date of grant (five years in the case of an incentive stock option awarded to an optionee who owns more than 10% of the total combined voting power of all classes of our securities). Except in certain circumstances described below, you may not exercise an option granted to you under the plan, unless you are one of our directors, officers, employees or consultants, and have been our director, officer, employee or consultant, continuously since the date we granted your option.

     Vesting Schedule.

     Stock options we grant under the plan become exercisable at such times and under such conditions as determined in the discretion of the Administrator and set forth in your option agreement. Unless otherwise provided by the Administrator, vesting of options under the plan will be tolled during any unpaid leave of absence.

     Termination of Directorship, Employment or Consulting Relationship.

     In the event of your termination as our director, employee or consultant, other than on account of death or disability or as otherwise expressly provided in the plan, you may exercise any or all of your unexercised, unexpired options within such period of time as is specified in the option agreement or, in the absence of a specified time in the option agreement, for 90 days after such termination but not after the expiration date of the term of the option, and, in any case, only if and to the extent that you were entitled to exercise it at the date of such termination.

     Death or Disability

     In the event of your death while you are our director, employee or consultant or within ninety (90) days of ceasing to be our director, employee or consultant, your option may be exercised by a legatee or legatees under your last will, or by your personal representatives or distributees, at any

                                      -6-

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time within a period of time as is specified in the option agreement but not after the expiration date of the term of the option, and, in any case, only if and to the extent that your option was exercisable at the date of death.

     If you terminate your directorship, employment or consulting services with us on account of disability or you suffer a disability within ninety (90) days of terminating your services with us, you may exercise your option at any time within a period of time as is specified in the option agreement or, in the absence of a specified time in the option agreement, for one year following such termination, but not after the expiration date of the term of the option, and, in any case, only if and to the extent that your option was exercisable at the date of such termination.

NON-TRANSFERABILITY OF OPTIONS

     Unless determined otherwise by the Administrator, you may not sell, transfer, pledge, assign or otherwise dispose of the stock options you receive under the plan, except for transfers by will and the laws of descent and distribution. During your lifetime, only you, as the optionee, may exercise your options.

NO RIGHTS AS SHAREHOLDER; YOUR STATUS AS AN OPTION HOLDER

     You will not have the rights or privileges associated with the ownership of the shares of common stock issuable to you upon the exercise of your stock option until you have become the holder of record of such shares. You will become the record holder once you properly have exercised your stock option, and we have issued a stock certificate representing the shares purchased upon exercise of your option.

     Your participation in the plan does not affect the terms of your directorship, employment or consulting services and will not interfere with our right to terminate your directorship, employment or consulting services (subject to any separate agreement) at any time.

ADMINISTRATION OF THE PLAN; AMENDMENT OR TERMINATION OF THE PLAN

     Subject to the express provisions of the plan, the Administrator has plenary authority, in its discretion:

     .  to determine the fair market value of the common stock,

     . to select the directors, employees and consultants to whom options may from time to time be granted,

     . to determine the number of shares of common stock to be covered by each award granted,

     .  to approve forms of agreement for use under the plan,

                                      -7-

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          .    to determine the terms and conditions of any option granted,

          . to construe and interpret the terms of the plan and awards granted pursuant to the plan,

          .    to modify or amend each option,

          . to prescribe, amend and rescind rules and regulations relating to the plan, to allow optionees to satisfy withholding tax obligations by electing to have us withhold from the shares of common stock to be issued upon exercise of an option that number of shares having a fair market value equal to the amount required to be withheld,

          . to authorize any person to execute any instrument required to effect the grant of an option previously granted by the Administrator, and

          . to make all other determinations necessary or advisable for administering the plan.

     The plan will terminate in August 2006, unless it is earlier terminated. However, options outstanding at that time will continue in full force and effect. Our board of directors may amend or terminate the plan at any time; however, any amendment must be approved by a vote of shareholders, as provided in the plan, if required by any applicable law or rule. No amendment or termination may adversely affect any stock option previously granted, unless the optionee whose option is affected consents to such amendment or termination.

                                 USE OF PROCEEDS

     We may use all proceeds received by us under the plan for any corporate purpose.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to your participation in the plan and with respect to the sale of common stock acquired upon exercise of the stock options you receive under the plan. The discussion assumes that you will hold any stock options received under the plan, and any common stock acquired upon exercise of such stock options, as capital assets. Your particular circumstances may be such that some variation of these general rules may apply. For precise advice as to any specific transaction or set of circumstances, you should consult with your own tax and legal advisors. You should also consult with your own tax and legal advisors regarding the application of any state, local and foreign taxes and any gift, estate and inheritance taxes.

INCENTIVE STOCK OPTIONS - UNITED STATES TAXPAYERS

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     Some of your options may constitute "incentive stock options" within the meaning of Section 422 of the United States Revenue Code of 1986, as amended (the "Code"). If we grant you an incentive stock option, you will not be required to recognize income, and we will not be allowed to take a deduction, at the time of the grant. Similarly, when you exercise any incentive stock options, you will not be required to recognize income, and we will not be allowed to take a deduction. Your basis in the shares of common stock that you receive upon exercise will equal the aggregate exercise price that you will have paid for such shares. Furthermore, the Code requires you to include in your alternative minimum taxable income the difference between the fair market value of the shares of common stock received on the date of exercise and the aggregate exercise price of such shares (see "Alternative minimum tax treatment" below).

     The tax consequences resulting from the sale of the shares of common stock received upon exercise of the incentive stock option will not depend upon whether you sell the shares in a "disqualifying disposition." A disqualifying disposition will occur if you sell the shares before the end of a specified holding period. In order to meet the holding period requirement, you may not sell the shares of common stock acquired pursuant to an incentive stock option within the later of (i) two years from the date the incentive stock option is granted or (ii) one year after you receive the shares of common stock pursuant to the exercise of the option.

     Treatment if holding period requirement is not met.
     --------------------------------------------------

     If you sell the shares of common stock received upon exercise of an incentive stock option prior to the end of the required holding period, you may have compensation income taxed at ordinary income rates in the year in which you sell the shares. To calculate the amount of money income that you must recognize, make the following determinations and calculations:

          . determine which is smaller: the amount you realized on your disposition of the shares or the fair market value of shares on the date of exercise;

          . next, subtract your tax basis (i.e., the exercise price) from the smaller amount. This is the amount of ordinary income that you must recognize in the year you dispose of the shares.

     To the extent that you recognize ordinary income, we are allowed to take a deduction. In addition, you must recognize a short-term or long-term capital gain (depending upon whether you held the shares you disposed of for more than one year) to the extent that the amount you realize upon disposition of those shares exceeds the fair market value of those shares on the date you exercised the option. You will recognize a short-term or long-term capital loss to the extent that your tax basis in the shares (i.e., the exercise price) exceeds the amount you realize upon disposition of those shares.

     Treatment if holding period requirement is met.
     ----------------------------------------------

     If you sell the shares of common stock received upon exercise of an incentive stock option after the required holding period, you will not recognize any ordinary income, and we will not be allowed to take a deduction. I.R.C.ss. 421(a)(2). However, the difference between the amount that you realize upon the sale of your shares and your tax basis in those shares (i.e., the exercise price) will be capital gain or loss.

     Alternative minimum tax treatment.
     ---------------------------------

     The exercise of an incentive stock option may subject you to alternative minimum tax liability under Section 55 of the Code in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the exercise price would be an adjustment in determining your alternative minimum taxable income for such year. Consequently, you may be obligated to pay alternative minimum tax in the year you exercise an incentive stock option. If you sell the shares in a disqualifying disposition (i.e., a disposition prior to the end of the holding period described above) in the same year as an option is exercised, the amount of ordinary income resulting from such disposition would generally offset any adjustment to alternative minimum taxable income for the year of exercise. If you sell the shares in a disqualifying disposition that occurs after the year of exercise, you would be required to recognize alternative minimum taxable income in the year of exercise and ordinary income in the year of the disqualifying disposition in an amount determined under the rules described above. You are urged to consult your tax advisor concerning the applicability of the alternative minimum tax in your particular circumstances.

NON-QUALIFIED STOCK OPTIONS - UNITED STATES TAXPAYERS

     If you receive a non-qualified stock option, you will not recognize income at the time of the grant of the option; however, you will recognize ordinary income upon the exercise of the option. The amount of ordinary income you will recognize will equal the difference between (i) the fair market value of the stock on the date of exercise of the stock option and (ii) the amount of cash paid for the stock (i.e., the exercise price). That ordinary income will be treated as compensation income subject to income tax withholding by us out of other compensation paid to you. If such earnings are insufficient to pay the withholding tax, you will be required to make a direct payment to us to cover the withholding tax liability. The compensation income you realize on the exercise of your non-qualified stock option will also be subject to Social Security and Medicare taxes.

     If you exercise your non-qualified stock option, we will be entitled to deduct, as compensation paid, an amount equal to the amount included in your gross income.

     Upon a sale of any shares of common stock acquired pursuant to the exercise of your non-statutory stock options, the difference between the sales price and your tax basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be, depending upon your holding period for the shares, without "tacking on" the period in which you held the option. Your tax basis for determining the amount of such gain or loss will be the sum of (i) the amount paid for such shares (i.e., the exercise price), plus (ii) any ordinary income recognized as a result of the exercise of such option.

INCOME TAX RATES ON CAPITAL GAIN AND ORDINARY INCOME - UNITED STATES TAXPAYERS

     Any ordinary income that you realize as a result of the rules discussed above will be taxed a maximum marginal rate of 39.6%. Any capital gain or loss that you realize will be short-term

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capital gain or loss taxable at a maximum marginal rate of 39.6% if you have held the shares of common stock for one year or less at the time of disposition. Any capital gain or loss will be long-term capital gain or loss taxable at a maximum marginal rate of 20% if you have held the stock more than one year.

     Phase-outs of personal exemptions and limitations on allowable itemized deductions and other tax benefits at higher levels of income may result in a slightly higher marginal tax rates than discussed above.

FOREIGN TAXES

     If you are subject to the tax laws of any country other than the United States, you should consult your own tax and legal advisors to determine the tax and legal consequences of exercising your stock options or selling any of the shares of our common stock that you receive upon exercise of your stock options.

                                    * * * * *

     The foregoing discussion is only a summary of the more significant aspects of the federal income tax laws relating to your participation in the plan. The summary is based upon existing provisions of the Code, the Income Tax Regulations, and interpretations thereof as of the date of this document, all of which are subject to change. The summary does not purport to be a complete discussion of federal income tax consequences and does not discuss any effects of the income tax laws of any state or foreign country. You are urged to consult with your own tax advisor concerning the federal and any state, local or foreign income tax consequences of your participation in the plan.

                          STATUS OF THE 1996 STOCK PLAN

     We believe that the plan is not subject to the Employee Retirement Income Security Act of 1974.

                                RESALE OF SHARES

     Resale restrictions are imposed on you if you are deemed to be our "affiliate" under the Securities Act of 1933 and its rules and regulations. If you are an affiliate, you may not sell shares acquired under the plan unless we have registered your shares under the Securities Act of 1933 for resale or an exemption from registration under the Securities Act of 1933 is available. Rule 144 under the Securities Act of 1933 provides an exemption from registration if specified requirements are met, including certain limitations on the manner of sale and the number of shares that may be sold (holding period limitations will not apply).

     If you think you may be an affiliate, we urge you to contact your legal advisor before attempting to transfer any of your common stock.

     You will also need to comply with our other policies concerning trading in our common stock or other securities that may be in effect from time to time.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8 to register the common stock issued under the plan under the Securities Act of 1933. As allowed by Securities and Exchange Commission rules, this offering circular does not contain all of the information set forth in the registration statement. Our descriptions in this offering circular concerning the contents of any contract, agreement or document including the plan, are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

     Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Commission and paying a duplicating charge. Please call the Commission at 1-800-732-0330 for further information on the operation of its public reference rooms in other cities. The Commission also makes our filings available to the public on its Internet site (http:\\www.sec.gov). In addition, you may inspect our filings at the offices of The Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20016.

     The Commission allows us to "incorporate by reference" information into this offering circular, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the Commission. You should consider the incorporated information as if we had reproduced it in this offering circular, except for any information directly superseded by information contained in this offering circular.

     We incorporate by reference into this offering circular, the following documents, which contain important information about us and our business and financial results:

          . Our report on Form 10-K for our fiscal year ended June 30, 2001, filed with the SEC on September 26, 2001;

          . Our report on Form 10-Q for our fiscal quarter ended September 30, 2001, filed with the SEC on November 14, 2001; and

          . The description of our common stock contained in our Registration Statement on Form 8-A, as amended, dated and filed on May 19, 1998.

     We may file additional documents with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or before the date this offering terminates. The Securities and Exchange Commission allows us to incorporate by reference into this offering circular those documents. You should consider any statement contained in this offering circular (or in a document incorporated into this offering circular) to be modified or superseded to the extent in a subsequently filed document modifies or supercedes such statement. We will provide you with copies of any of the documents incorporated by reference into this offering circular (other than exhibits attached to those documents), without charge. Please direct your written or oral request to Melanie Sherk, General Counsel, at the address listed above under the heading "Information About Pinnacle Systems, Inc." Ms. Sherk's telephone number is (650) 526-1600. We also will provide you the following without charge:

          . all documents containing the information required in a prospectus by Part I of Form S-8;

          . our Annual Report to Shareholders for our last fiscal year (or other permitted document containing our audited financial statements for that year); and

          . all reports, proxy statements and other communications that we distribute to our shareholders generally.